STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT ("Agreement") is dated as of May 10, 2005 (the "Effective Date"), by and between RHL MANAGEMENT CORP. ("Seller"), PAUL A.G. LOOMANS FB ("Purchaser"), and CUTLER LAW GROUP, A PROFESSIONAL LAW CORPORATION ("Escrow Agent").

                                    RECITALS
                                    --------

     WHEREAS, Seller proposes to issue to Purchaser an option to acquire ONE MILLION EIGHT HUNDRED FORTY-THREE THOUSAND SEVENTY-ONE (1,843,071) shares (the "Shares") of the authorized and issued common stock of Applied DNA Sciences, Inc. ("APDN"), presently held by Seller, in accordance with the terms of this Agreement; and

     WHEREAS, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

                                    AGREEMENT
                                    ---------
SECTION 1 Issuance of Option. Upon execution of this Agreement, Seller hereby issues Purchaser an option to acquire 1,843,071 Shares of APDN Common Stock, fully paid and non-assessable at an exercise price of $1.00 USD per share (the "Per Share Exercise Price"), or an aggregate of $1,843,071 USD (the "Purchase Price") subject to the terms of this Agreement (the "Option").

SECTION  2     Expiration of Option.    Purchaser's option rights to acquire the
Shares  shall  expire  at  5:00  pm,  Eastern  Standard  Time, on June 25, 2005.

SECTION  3     Delivery  of  Shares.    Seller  has  delivered the shares to the
Escrow Agent together with appropriate medallion guaranteed stock powers sufficient to transfer the shares into the name or names as designated by Purchaser.

SECTION 4 Exercise. The Option shall be exercised by delivery to Seller of (a) a written notice of exercise stating the information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) providing proof that payment has been sent by wire transfer on or before the expiration of the option as set forth in Section 2 hereof (a copy of the wire transfer confirmation number faxed to the Escrow Agent shall be considered proof), and
(c) actual delivery by wire transfer of the Purchase Price to the Escrow Agent for further delivery to Seller at Closing received within seven days of any such Notice of Exercise.

SECTION 5. Closing of Sale on Exercise. The closing of the purchase and sale of the Shares ("Closing") pursuant to this Option Agreement shall take place upon notice of exercise as set forth in Section 4 hereof and receipt of the Purchase Price into Escrow. At the Closing, the Escrow Agent shall release the Shares to Purchaser and shall release the Purchase Price to Seller. In the event that this Option shall not be exercised by the Expiration Date, the Shares shall be immediately returned by the Escrow Agent to the Seller.

SECTION 6. No Rights as Stockholder. Purchaser shall have no rights as a stockholder with respect to the Shares covered by this Option until the Closing Date and delivery of the Shares to Purchaser, and no adjustment will be made for dividends or other rights for which the record date is prior to the Closing Date.

SECTION 7. Sales of Remaining Shares by Seller during Option Period. So long as this option remains unexercised and the expiration date has not passed, Seller agrees not to sell on any public securities markets any shares of common stock of APDN at any price between $0.70 per share and $1.15 per share. This prohibition shall not apply to any sales by Seller at a public market price per share of $0.70 per share or less or any sales by Seller at a public market price per share of $1.15 or greater.

SECTION 8. Representations of Seller. Seller represents and warrants to Purchaser as follows:

     (a) Seller is the record and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, subject to securities laws restrictions. Seller has not granted to any person or entity any options or other rights to buy, or proxies or other rights to vote, the Shares. No other person or entity has any interest in the Shares of any nature.

     (b) Seller has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Seller to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Seller in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority pursuant to any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Seller is a party or by which Seller (or any of its assets, properties, operations or businesses) may be bound, subject to or affected.

SECTION 9. Representations of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

     (a) Purchaser has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Purchaser to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or governmental authority.

SECTION 10. Notices. All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally or one day after delivery to a nationally recognized overnight courier for next day early morning delivery, in each case to the addresses set forth on the signature page, or to such other address as shall be specified by like notice.

SECTION 11. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California without giving effect to principles of conflicts of law.

SECTION  !2.     Headings.  The  headings  contained  in  this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 13. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties.

SECTION 14. Counterparts. This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

SECTION 15. Further Assurances. The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement.

SECTION 16 Confidentiality. Purchaser and Seller agree to keep this Agreement confidential and not to disclose the terms or any matters relating to this Agreement to anyone other unless required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:

/a/ Richard H. Langley
Print  Name:  RHL  Management  Corp
Address:   8233  Roxbury  Road
           Los  Angeles,  CA  90069
FAX:       (323)  656-8074

PURCHASER:

By:  /s/ Paul A.G. Loomans
Name:  Paul  A.G.  Loomans  FB
Address: Brugstraat  42
         5731  HH  Mierlo,  Netherlands
FAX      00.31.492.430643

ESCROW  AGENT:

Cutler  Law  Group
By: /s/ M. Richard Cutler
Name:  M.  Richard  Cutler
Title:   President
Address: 3206  West  Wimbledon  Drive
         Augusta,  GA  30909
Fax:     (706)  243-4206